To Our Stakeholders:
Six years ago, we embarked on a strategic growth plan, which focused on three key priorities:

1)	Invest to be the low cost producer of our core product lines;

2)	Expand into downstream value added products; and

3)	Plant seeds for future products and markets

In 2018, the closing year of that plan, Mueller Industries earned $173.0 million in operating income, a 38% increase over our 2012 baseline and a 14.5% increase over 2017. As we reflect on this period, we want to share with you some insights into how our Company has evolved during this timeframe. The last six years have been transformational for Mueller, and we believe we have laid a solid foundation for an even brighter and more prosperous future.

Investing in Our Core
In recent years, we have made significant and vital capital investments into our flagship copper tube mill in Fulton, Mississippi and our brass rod mill in Port Huron, Michigan. Additionally, we have launched our new cast and roll technology copper tube mill in Cedar City, Utah. These investments expand our capacity, provide a more reliable and long term low cost manufacturing platform, broaden our capabilities, improve our product quality and support our aspirations for future growth. All of these investments delivered positive improvements in 2018 and we anticipate further improvements in the operational results of all of these locations in 2019.

12 Acquisitions
Growth through acquisition has been an important contributor to our improvement. Of the 12 acquisitions we completed since 2012, nine met or exceeded earnings expectations in 2018. Three of those acquisitions expanded our core footprint in countries in which we are now either the sole or one of just a few manufacturers. The products they sell will continue to be essential to building construction in these emerging global markets.

Four of the acquisitions have bolstered the earnings of our Climate segment and will be vital drivers of that segment’s future growth. In July 2018, we made our largest Climate acquisition yet with the addition of ATCO Rubber Products. ATCO is a market-leading manufacturer of flexible duct systems here in the U.S., and sells primarily into the wholesale refrigeration and HVAC distribution base where Mueller is well established. We are excited to expand our product offerings for these important customers and to take advantage of the future opportunities and synergies the ATCO footprint will provide.

Two of these acquisitions were investments aimed at building the foundation for a pressure plastics piping systems platform. They included PexCor/HeatLink, a PEX-A pipe manufacturer we acquired in 2017. In 2018, we added Die-Mold Tool, a PEX fitting manufacturer. Together, these businesses enable us to offer a complete PEX piping systems solution for our customers. In both businesses, we made immediate capital infusions to expand their capacity. At PexCor/HeatLink, we invested in our second PEX piping plant, and it was operational and making quality product by the end of 2018. The fittings investments are in process and expected to be operational by the second quarter of 2019. Both companies have strong reputations for quality, engineering and service, and this added capacity is expected to contribute toward achieving our ambitious growth targets for 2019.

One of our investments was made in partnership with the private equity team at Atlas Holdings, with whom we jointly acquired Tecumseh Products Company in 2015. Tecumseh has an internationally recognized brand and global footprint. Tecumseh’s financial results in 2018 were disappointing, however in 2019, Tecumseh will embark on a restructuring plan and work toward consolidating its operations platform. Ensuring Tecumseh’s success will require carefully prioritized investments. In an ever-changing regulatory environment, we believe that Tecumseh has an opportunity to position itself to remain a central player in the areas of refrigeration and climate control.

An important element of our strategic plan was to sell businesses that no longer aligned with our product and business portfolio. In connection with this strategy over the past six years, we sold our stake in our copper tube joint venture in China, sold our European plumbing and heating import distribution business, and sold certain non-core manufacturing assets in the U.S.

Financial Management
In 2018, we continued our longstanding tradition of prudent financial management and strategic capital allocation. During the year, we generated $168 million of cash from operations. With this cash, we bought back 1.4 million shares of our common stock, paid down $30 million of debt, funded smart acquisitions, made $38 million in capital investments, and rewarded our equity and bond holders with a steady quarterly dividend of $.10 per share and a bi-annual payment of the interest on the 6% debentures issued as part of our March 2017 $8 per share special dividend. Our Company’s debt to total capitalization remains modest at below 47%, and we grew our return on equity to 19.5%.

Environmental, Health and Safety
During this transformative period for our Company, one thing has not changed: our sense of responsibility to our employees and the communities in which we operate. We are proud of the demonstrable achievements in our safety record. During this period of expansion at our Company, in which our employee base has grown by 40%, we have reduced the number of OSHA recordable incidents by more than 14%. Put another way, measured in terms of incidents per full-time employee, our incident rate has been cut in half. In addition, our incident severity rate has dropped by over 60%. This trend of improvement continued into 2018.

We are committed to being actively involved in the communities in which we have operations, and to keeping the environment safe and clean. Moreover, a substantial percentage of our capital expenditures each year are allocated to EH&S initiatives to ensure our operations are in compliance with environmental and safety regulations.

The Outlook
The U.S. building and construction markets remained healthy and grew at moderate levels in 2018. On the bright side, declines due to product substitution, imports and offshoring showed signs of leveling off, and we were encouraged by market share growth in our core businesses, which we believe was due, in part, to demand returning to domestic manufacturers. We are optimistic that the U.S. economy will remain on a positive path, and that this trend will continue into 2019.

On the global front, 2018 was chock full of disruptions, including the Brexit uncertainty, the dismantling of NAFTA, and the rise of tariffs and trade conflicts in Europe and Asia. Despite all of this news, our businesses in those regions were largely unaffected. We look forward to improvement in these markets as these issues get resolved and more certainty is established.
In the spring of 2018, we, along with our partners, opened Mueller Middle East, a new copper tube mill in Bahrain. Although markets in the Middle East have remained subdued, there is cause for optimism. As the sole producer in that region, we believe our manufacturing capabilities and growing capacity uniquely position us to benefit when demand recovers.

Our investments have been aimed at expanding and improving our products, processes and geographies. The seeds of these investments are just beginning to germinate, and we believe the improvements we saw in 2018 over 2017 are merely a harbinger of even greater benefits to come. Based on our body of work over the past six years, Mueller is a stronger, more balanced and diversified company. Through this strength, we will continue to create further opportunities and benefits for our Company.

In Closing
After 20 years at our former offices in Memphis, we relocated a few miles east to Collierville, Tennessee. We are in a new and modern office environment, and Collierville is a popular and growing suburban community, with quality schools and close proximity to a large number of our associates, which will help us attract and retain top talent.

As we turn the page on our 2012-2018 strategic plan, we are already hard at work outlining our next chapter, stronger, wiser and buttressed by the solid foundation we have built. Our 2024 strategic plan will provide a roadmap for navigating the years ahead as we work to grow our Company and generate even greater returns for our shareholders. In so doing, we will adhere to those same bedrock principles of quality, reliability and responsibility that Mueller has embodied throughout its more than 100 year history.

We want to express our gratitude for the hard work and commitment of our loyal employees. They are the engine that makes all of this work, and we look forward to their valued contributions as we continue our quest to be the best of the best.

/s/ Gregory L. Christopher

Greg Christopher
Chairman and Chief Executive Officer

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